EXHIBIT 3.1
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                                  AMENDMENT TO

                       RESTATED ARTICLES OF INCORPORATION

                                       OF

                                DIGITAL DJ, INC.


                                         Tsutomu Takahisa certifies that:

         1. I am the President and Secretary of DIGITAL DJ, INC., a California corporation.

         2. Article VI of the Restated Articles of Incorporation of the corporation is hereby amended to add the following provision:

"8. Conversion of Preferred Stock by Majority Vote. Each outstanding share of Preferred Stock shall automatically be converted into one share of Common Stock upon the approval of the holders of at least a majority of the outstanding shares of Preferred Stock, voting together."

         3. The foregoing Amendment to Restated Articles of Incorporation has been duly approved by the Board of Directors of the corporation.

         4. The foregoing Amendment to Restated Articles of Incorporation has been duly approved by the required vote of shareholders required in Section 902 of the California Corporations Code. The corporation has two classes of stock and the number of outstanding shares is 6,830,700 shares of Common Stock and 3,569,506 of Preferred Stock consisting of: 482,098 shares of Series A Preferred Stock; 868,011 shares of Series B Preferred Stock; 1,000,000 shares of Series C Preferred Stock; and 1,219,397 shares of Series D Preferred Stock. The number of shares voting in favor of the Amendment to Restated Articles of Incorporation set forth herein equaled or exceeded the vote required. The percentage vote required was more than 50% of the outstanding shares of Common Stock and more than 50% of the shares of Series A Preferred Stock, Series B Preferred Stock Series C Preferred Stock and Series D Preferred Stock.

         The undersigned declares under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of my knowledge.

Dated: November 12, 1999             /s/Tsutomu Takahisa
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                                     Tsutomu Takahisa, President and Secretary



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